Exhibit 99.1

Idera Pharmaceuticals and Vivelix Pharmaceuticals, Ltd. Enter Into Exclusive License Agreement for the Worldwide Rights to IMO-9200

- Idera receives $15 million upfront, with potential IMO-9200-related milestone payments totaling up to $140 million plus royalties —

CAMBRIDGE, MA, EXTON, PA and HAMILTON, BERMUDA — November 28, 2016 — Idera Pharmaceuticals, Inc. (NASDAQ: IDRA), and Vivelix Pharmaceuticals, Ltd. today announced that they have entered into an exclusive license and collaboration agreement granting Vivelix worldwide rights to develop and market IMO-9200, an antagonist of TLR 7,8 and 9, for non-malignant gastrointestinal disorders.  As part of the agreement, Idera has agreed to create and characterize potential back-up compounds for Vivelix.

“We are excited to acquire an asset as innovative and potentially transformational as IMO-9200,” stated Bill Forbes, President & CEO at Vivelix Pharmaceuticals Ltd. “All of us at Vivelix look forward to developing this potentially life–changing therapy for patients suffering from gastrointestinal diseases.”

“The team at Vivelix has a tremendous track record in successful development and marketing of products in the gastrointestinal disease category,” stated Vincent Milano, Idera’s Chief Executive Officer. “We are pleased to be able to enter into this agreement with a team that we are confident can guide IMO-9200 through the next phases of development and ultimately into the hands of physicians and patients suffering from these severe, debilitating conditions.”

Under the terms of the agreement, Idera will receive an upfront fee of $15 million.  In additional Idera will be eligible for future IMO-9200 related development, regulatory and sales milestone payments totaling up to $140 million, and escalating royalties ranging from the mid single-digits to low double-digits of global net sales.  In addition, under the terms of the agreement and if requested by and at Vivelix’s expense, Idera is responsible for developing potential back up compounds to IMO-9200.  As it relates to back-up compounds Idera will be eligible for related development, regulatory sales and milestone payments totaling up to $52.5 million and escalating royalties ranging from the mid single-digits to low double-digits of global net sales.

About IMO-9200

IMO-9200 is an orally delivered, synthetic oligonucleotide-based antagonist of toll-like receptor (TLR) 7,8 and 9. IMO-9200 had demonstrated activity in several pre-clinical studies of disorders characterized by acute and chronic inflammation in the gastrointestinal tract.  Additionally, IMO-9200 was demonstrated to be safe and tolerable in a Phase 1 clinical trial in healthy subjects.

About Idera Pharmaceuticals

Idera Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel nucleic acid-based therapies for the treatment of certain cancers and rare diseases. Idera’s proprietary technology involves using a TLR-targeting technology, to design synthetic oligonucleotide-based drug candidates to act by modulating the activity of specific TLRs. In addition to its TLR programs, Idera has created a third generation antisense technology platform using its proprietary technology to inhibit the production of disease-associated proteins by targeting RNA. To learn more about Idera, visit www.iderapharma.com.

About Vivelix Pharmaceuticals Ltd.

Vivelix Pharmaceuticals, Ltd. is a newly formed, privately held specialty pharmaceutical company focused on licensing, developing and commercializing gastroenterology and hepatology drugs.  Staffed by an experienced management team, Vivelix was founded in 2016 by seven former employees of Salix Pharmaceuticals, Inc., a specialty gastroenterology/hepatology company.  The Vivelix team brings nearly 150 collective years of drug development and commercialization experience, with more than 10 drug approvals and accompanying product launches in gastroenterology and hepatology. To learn more about Vivelix, please visit www.vivelix.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company’s strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the intentions or expectations of the transaction disclosed herein and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: whether products based on Idera’s IMO-9200 technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the products receive approval, they will be successfully distributed and marketed by Vivelix; and such other important factors as are set forth under the caption “Risk Factors” in the Company’s Annual Report and on Form 10-Q for the period ended September 30, 2016. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor and Media Contacts

For Idera:

Robert Doody

Vice President, Investor Relations and Corporate Communications

Office: 617-679-5515

Mobile: 484-639-7235

rdoody@iderapharma.com

For Vivelix:

Daniel P. Lundberg

Chief Marketing Officer

Office: 984-204-7535

ir@vivelix.com

Vivelix Pharmaceuticals Ltd., Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda